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                                                                    EXHIBIT 12.2


ProLogis
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends
(Dollar amounts in thousands)


                                                                Year Ended December 31,
                                      ----------------------------------------------------------------------------
                                          2002            2001            2000            1999            1998
                                      ------------    ------------    ------------    ------------    ------------

Net Earnings from Operations          $    277,941    $    133,043    $    241,807    $    166,549    $    107,617
Add:
     Interest Expense                      152,958         163,629         172,191         170,746          77,650

                                      ------------    ------------    ------------    ------------    ------------
Earnings as Adjusted                  $    430,899    $    296,672    $    413,998    $    337,295    $    185,267
                                      ============    ============    ============    ============    ============


Combined Fixed Charges and
  Preferred Share Dividends:
     Interest Expense                 $    152,958    $    163,629    $    172,191    $    170,746    $     77,650
     Capitalized Interest                   30,534          24,276          18,549          15,980          19,173

                                      ------------    ------------    ------------    ------------    ------------
          Total Fixed Charges              183,492         187,905         190,740         186,726          96,823
  Preferred Share Dividends                 32,715          37,309          56,763          56,835          49,098

                                      ------------    ------------    ------------    ------------    ------------
Combined Fixed Charges and
  Preferred Share Dividends           $    216,207    $    225,214    $    247,503    $    243,561    $    145,921
                                      ============    ============    ============    ============    ============

Ratio of Earnings, as Adjusted
     to Combined Fixed Charges and
     Preferred Share Dividends                 2.0             1.3             1.7             1.4             1.3
                                      ============    ============    ============    ============    ============
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